===============================================================================

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                                   OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]
Filing by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement          [ ]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED
[X]  Definitive Proxy Statement                BY RULE 14C-5(D)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         AMPCO-PITTSBURGH CORPORATION
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         --Enter Company Name Here--
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22a(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amuont on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

Notes:

                          [LOGO OF AMPCO PITTSBURGH]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, APRIL 23, 1996

TO THE SHAREHOLDERS OF
  AMPCO-PITTSBURGH CORPORATION

     Notice is hereby given that the Annual Meeting of the Shareholders of Ampco-Pittsburgh Corporation will be held in The Conference Room, 33rd Floor, USX Tower, Pittsburgh, Pennsylvania, on Tuesday, April 23, 1996 at 10:00 a.m., for the following purposes:

     1.  To elect a class of two Directors for a term that expires in 1999.

     2. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Shareholders of record on March 5, 1996 are entitled to notice of and to vote at the meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                     ROSE HOOVER, Secretary



Pittsburgh, Pennsylvania
March 13, 1996

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
     -----------------------------------------------------------------------
YOUR VOTE IS IMPORTANT AND, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, IT IS
--------------------------------------------------------------------------------
REQUESTED THAT YOU PROMPTLY FILL IN, SIGN, AND RETURN THE ENCLOSED PROXY CARD.
--------------------------------------------------------------------------------

                          [LOGO OF AMPCO PITTSBURGH]


                                PROXY STATEMENT
                                 MARCH 13, 1996
                 ANNUAL MEETING OF SHAREHOLDERS APRIL 23, 1996

                            SOLICITATION OF PROXIES

     This Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION (the "Corporation") to be held on April 23, 1996. The first mailing of the proxy material to the shareholders is expected to be made on March 13, 1996.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by Directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for those solicitations of proxies and will pay Kissel-Blake Inc., 110 Wall Street, New York, New York, a fee of $6,000, plus reimbursement of reasonable out-of-pocket expenses, for aid in the solicitation of proxies.

     Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation or until a duly executed proxy bearing a later date is presented.

                       VOTING SECURITIES AND RECORD DATE

     Only holders of record of Common Stock of the Corporation at the close of business on March 5, 1996, will be entitled to vote at the meeting. On that date, there were 9,577,621 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of Directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of Directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote.

                             ELECTION OF DIRECTORS

     A class of two Directors will be elected for a term of three years to fill the class of Directors whose term expires in 1996. All nominees for election to the Board of Directors are currently Directors and were originally elected by the shareholders. All of the nominees were nominated by the Board of Directors at its February 19, 1996 meeting. All nominees are willing to serve as Directors if elected. If at the time of the Annual Meeting any nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

     The Board of Directors has no nominating committee. At the Annual Meeting shareholders may make nominations for Director.

     Proxies in the enclosed form will be voted, unless otherwise directed, for the following nominees, each of whom was most recently elected by the shareholders in 1993:

NOMINEES FOR DIRECTORS FOR A TERM OF OFFICE EXPIRING IN 1999:

LOUIS BERKMAN (age 87, Director since 1960). He has been Chairman of the Board of the Corporation since September 20, 1994. He is also Chairman of the Executive Committee of the Corporation and has been for more than five years. He is also President and a director of The Louis Berkman Company (steel products, fabricated metal products, building and industrial supplies).

CARL H. PFORZHEIMER, III (age 59, Director since 1982). For more than five years he has been Managing Partner of Carl H. Pforzheimer & Co. (member of the New York and American Stock Exchanges).

DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 1997:

WILLIAM D. EBERLE (age 72, Director since 1982). He is a private investor and consultant and is Chairman of Manchester Associates, Ltd., Greenwich Entertainment Group, America Service Group and Showscan, Inc. He is also a director of Mitchell Energy & Development Co., America Service Group and Fiberboard Corporation, and was Special Representative for Trade Negotiations with the rank of Ambassador.

ROBERT A. PAUL (age 58, Director since 1970). He has been President and Chief
     Executive Officer of the Corporation since September 20, 1994. For more than five years before 1994, he was President and Chief Operating Officer of the Corporation. He is also an officer and director of The Louis Berkman Company and a director of Integra Financial Corporation.

DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 1998:

ALVIN G. KELLER (age 86, Director since 1961). He is a private investor who, prior to his retirement, served as a Vice President of Mellon Bank, N.A.

ERNEST G. SIDDONS (age 62, Director since 1981). He has been Executive Vice
     President and Chief Operating Officer of the Corporation since September 20, 1994. For more than five years before 1994, he was Senior Vice President Finance and Treasurer of the Corporation.

     Mr. Siddons is an officer of Valley-Vulcan Mold Company, a partnership that filed for bankruptcy in October 1990. He also serves as a director and officer of Vulcan, Inc., a wholly-owned subsidiary of the Corporation, which is a 50% general partner in Valley-Vulcan. The other 50% general partner is unrelated to the Corporation.

     The Board of Directors held four meetings in 1995. The Executive Committee of the Board of Directors did not meet in 1995 but took action twice by written consent. The Executive Committee is comprised of four Directors: Louis Berkman, Robert A. Paul, Ernest G. Siddons and Alvin G. Keller. The Salary Committee is comprised of William D. Eberle, Chairman, Louis Berkman and Alvin G. Keller. The Salary Committee met once in 1995. In 1995 all of the Directors attended more than 75% of the applicable meetings. In 1995, each Director who was not employed by the Corporation received $2,000 for each Board meeting attended and $500 for each Committee meeting attended. Directors received one-half of those amounts if not in attendance or if participation was by telephonic connection.

     Louis Berkman is the father-in-law of Robert A. Paul. There are no other family relationships among the Directors and Officers.

                         SECURITY OWNERSHIP OF CERTAIN
              BENEFICIAL OWNERS AND MANAGEMENT INCLUDING NOMINEES

     As of March 5, 1996, Louis Berkman owned directly 213,888 shares (2.23%) of the Common Stock of the Corporation. As of the same date, The Louis Berkman Company, P.O. Box 576, Steubenville, Ohio, 43952, owned beneficially and of record 1,626,089 shares (16.98%) of the Common Stock of the Corporation. Louis Berkman, an officer and director of The Louis Berkman Company, owns directly 62.90% of its common stock. Robert A. Paul, an officer and director of The Louis Berkman Company, disclaims beneficial ownership of the 18.93% of its common stock owned by his wife. Louis Berkman and Robert Paul are trustees of The Louis and Sandra Berkman Foundation and disclaim beneficial ownership of the 1,266 shares of the Corporation's Common Stock held by such Foundation.

     The Corporation has received two Schedules 13G filed with the Securities and Exchange Commission disclosing that as of December 31, 1995 Norwest Corporation, Sixth & Marquette, Minneapolis, MN, 55479 (in various fiduciary and agency capacities) owned 1,494,250 shares or 15.6% and that AT&T Master Pension Trust, through The Northern Trust Company, as Trustee of the AT&T Master Pension Trust, 50 LaSalle Street, Chicago, IL 60675, owned 650,000 shares or 6.79%. The Corporation also previously received a Schedule 13G disclosing that C. S. McKee & Co., Inc., One Gateway Center, Pittsburgh, PA 15222, owned 611,050 shares or 6.38% of the Corporation's Common Stock as of December 31, 1993 and on June 7, 1989, GAMCO Investors, Inc., Corporate Center at Rye, Rye, NY 10580, and affiliates, filed a Schedule 13D showing they owned 1,872,875 shares or 19.55%. No further filings have been made by either of these filers.

     The following table sets forth as of March 5, 1996 information concerning the beneficial ownership of the Corporation's Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group:

           NAME OF              AMOUNT AND NATURE OF     PERCENT
       BENEFICIAL OWNER         BENEFICIAL OWNERSHIP    OF CLASS
       ----------------         --------------------    --------
Louis Berkman (N)                      1,841,243(1)(2)      19.2
Robert A. Paul                            57,922(3)           .6
Alvin G. Keller                            9,753(4)           .1
Carl H. Pforzheimer, III (N)               2,733(5)            *
Ernest G. Siddons                          1,833(6)            *
William P. Hackney**                         433               *
William D. Eberle                            200               *
Robert F. Schultz                            200(6)            *
Directors and Executive Officers
  as a group (10 persons)              1,913,051(7)        19.97

---------
(N) Nominee for Director
* less than .1%
** Mr. Hackney has decided not to seek re-election as a Director at the upcoming
   Annual Meeting.

(1) Includes 213,888 shares owned directly, 1,626,089 shares owned by The Louis Berkman Company and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Louis Berkman and Robert A. Paul are Trustees, in which shares Mr. Berkman disclaims beneficial ownership.

(2) The Louis Berkman Company owns beneficially and of record 1,626,089 shares of the Corporation's Common Stock (16.98%). Louis Berkman is an officer and director of The Louis Berkman Company and owns directly 62.90% of its common shares. Robert A. Paul, an officer and director of The Louis Berkman Company, disclaims beneficial ownership of the 18.93% of its common stock owned by his wife. The number of shares shown in the table for Robert A. Paul does not include any shares held by The Louis Berkman Company.

(3) Includes 42,889 shares owned directly and the following shares in which he disclaims beneficial ownership: 13,767 shares owned by his wife and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Robert A. Paul and Louis Berkman are Trustees.

(4) Includes 5,333 shares owned directly, 3,000 shares owned jointly with his wife, and 1,420 shares owned by his wife, in which shares he disclaims beneficial ownership.

(5) Includes 1,000 shares owned directly, 1,600 shares held by a trust of which he is a principal beneficiary, and 133 shares held by his daughter, in which shares he disclaims beneficial ownership.

(6) The shares are owned jointly with his wife.

(7) Excludes double counting of shares deemed to be beneficially owned by more than one Director.

Unless otherwise indicated the individuals named have sole investment and voting power.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information as to the total remuneration received for the past three years by the four most highly compensated executive officers of the Corporation, including the Chief Executive Officer (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION
-------------------------------------------------------------------------------------
               (A)                      (B)        (C)        (D)            (I)
                                                                         ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR    SALARY ($)  BONUS ($)   COMPENSATION ($)
-----------------------------           ----    ----------  ---------   ----------------
Louis Berkman                           1995     250,000      42,500
  Chairman of the Board and             1994     118,750      15,000
  Executive Committee                   1993      75,000           0
Robert A. Paul                          1995     250,000      42,500
  President and Chief                   1994     236,500      15,000
  Executive Officer                     1993     232,000           0
Ernest G. Siddons                       1995     225,000      38,250           5,064(1)
  Executive Vice President              1994     216,750      13,500           4,359(1)
  and Chief Operating Officer           1993     214,000           0           3,746(1)
Robert F. Schultz                       1995     127,500      12,500
  Vice President                        1994     122,500       7,500
  Industrial Relations                  1993     120,250           0
  and Senior Counsel

---------
(1) Value of the term portion of a split dollar life insurance policy. The Corporation remains entitled to the cash surrender value of such policy.

     The Corporation has a tax qualified retirement plan (the "Plan") applicable to the Executive Officers, to which the Corporation makes annual contributions in amounts determined by the Plan's actuaries. The Plan does not have an offset for Social Security and is fully paid for by the Corporation. Under the Plan, employees become fully vested after five years of participation and normal retirement age under the Plan is age 65 but actuarially reduced benefits may be available as early as age 55. The benefit formula is 1.1% of the highest consecutive five year average earnings in the final ten years, times years of service. Federal law requires that any active employee start receiving a pension no later than April 1 following the calendar year in which the age 70-1/2 is reached. Louis Berkman is currently receiving $3,168 a month pursuant to the Plan. As an active employee, Mr. Berkman continues to receive credit for additional service rendered after age 70-1/2.

     The Corporation adopted a Supplemental Executive Retirement Plan (SERP) in 1988 for all officers listed in the compensation table, except Louis Berkman, and certain key employees, covering retirement after completion of ten years of service and attainment of age 55. The combined retirement benefit at age 65 provided by the Plan and the SERP is 50% of the highest consecutive five year average earnings in the final ten years of service. The participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant, who has had at least five years of service, commencing on the later of the month following the participant's death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below under Termination of Employment and Change of Control Arrangement.

     The following shows the estimated annual pension that would be payable, without offset, to the individuals named in the compensation table assuming continued employment to retirement at age 65, but no change in the level of compensation shown in such table:


                     Louis Berkman              (1)
                     Robert A. Paul          $146,250
                     Ernest G. Siddons       $131,625
                     Robert F. Schultz       $ 70,000

---------
(1) Mr. Berkman is currently receiving a pension pursuant to the Plan as described above.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Chairman, President, and Executive Vice President have two year contracts (which automatically renew for one year periods unless the Corporation chooses not to extend) providing for compensation equal to five times their annual compensation (with a provision to gross up to cover the cost of any federal excise tax on the benefits) in the event their employment is terminated (including a voluntary departure for good cause) and the right to equivalent office space and secretarial help for a period of one year after a change in control. In addition, the remaining officer named in the compensation table and certain key employees have two year contracts providing for three times their annual compensation in the event their employment is terminated after a change in control (including a voluntary departure for good cause). Both types of contracts provide for the continuation of employee benefits, for three years for the three senior executives and two years for the others, and the right to purchase the leased car used by the covered individual at the Corporation's then book value. The same provisions concerning change in control that apply to the contracts apply to the SERP and vest the right to that pension arrangement. A change of control triggers the right to a lump sum payment equal to the present value of the vested benefit under the SERP.

SALARY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     A Salary Committee is appointed each year by the Board of Directors. Committee members abstain from voting on matters which involve their own compensation arrangements. The Salary Committee for the year 1995 was comprised of three Directors: William D. Eberle, Chairman, Louis Berkman and Alvin G. Keller.

     Louis Berkman is Chairman of the Board of Directors and Chairman of the Executive Committee. He is also the President and a director of The Louis Berkman Company. The Corporation's President and Chief Executive Officer, Robert
A. Paul, is also an officer and director of The Louis Berkman Company.

     The Louis Berkman Company and William D. Eberle had certain transactions with the Corporation, which are more fully described under "Certain Relationships and Related Transactions."

SALARY COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Salary Committee approves salaries for executive officers within a range from $150,000 up to $200,000 and increases in the salary of any executive officers which would result in such officer earning a salary within such range. Salaries of $200,000 per year and above must be approved by the Board of Directors or its Executive Committee after a recommendation by the Salary Committee. Salaries for executive officers below the level of $150,000 are set by the Chairman, President and Executive Vice President of the Corporation. The Committee gives consideration to the operating results of the Corporation in recommending bonuses for Executive Officers. All executive compensation is reviewed by the Salary Committee annually.

     The compensation of the Chief Executive Officer of the Corporation, as well as the other applicable executive officers, is based on an analysis conducted by the Salary Committee in 1992 and reviewed in 1994 following the untimely death of the Corporation's then Chairman and Chief Executive Officer and the subsequent changes in management. The Committee does not specifically link remuneration solely to quantitative measures of performance because of the cyclical nature of the industries and markets served by the Corporation. In setting compensation, the Committee also considers various qualitative factors, including competitive compensation arrangements of other companies within relevant industries (based primarily on the 1992 analysis), individual contributions, leadership ability and an executive officer's overall performance. In this way, it is believed that the Corporation will attract and retain quality management, thereby benefiting the long-term interest of shareholders.

     This report of the Salary Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this report and the information contained herein by reference, and shall not otherwise be deemed filed under such Acts.

                            Louis Berkman
                            William D. Eberle
                            Alvin G. Keller


                             [GRAPH APPEARS HERE]
                      Comparative Five-Year Total Returns*
                  Ampco-Pittsburgh ("AP"), S&P 500, Peer Group
                     (Performance results through 12/31/95)


Measurement period
(Fiscal year Covered)        PNB BANK            S&P 500             S&P 500
---------------------        --------            -------             -------
Measurement PT -
12/31/90                     $100                $100                $100

FYE 12/31/91                 $122.71             $130.55             $113.69
FYE 12/31/92                 $148.63             $140.72             $132.83
FYE 12/31/93                 $120.38             $154.91             $181.49
FYE 12/31/94                 $168.96             $157.39             $162.25
FYE 12/31/95                 $185.92             $216.42             $131.53



Assumes $100 invested at the close of trading on the last trading day preceding January 1 of the fifth preceding fiscal year in AP common stock, S&P 500, and Peer Group.
*Cumulative total return assumes reinvestment of dividends.

     In the above graph, the Corporation has used Value Line's Metals: Steel, Integrated Industry for its peer comparison. The diversity of products produced by subsidiaries of the Corporation made it difficult to match to any one product-based peer group. The Steel Industry was chosen because it is impacted by some of the same end markets that the Corporation ultimately serves, such as the automotive, appliance and construction industries.

     Historical stock price performance shown on the above graph is not necessarily indicative of future price performance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1995 the Corporation bought industrial supplies from The Louis Berkman Company in transactions in the ordinary course of business amounting to approximately $1,125,000. Additionally, The Louis Berkman Company paid the Corporation $150,000 for certain administrative services. Louis Berkman and Robert A. Paul are officers and directors, and Louis Berkman is a shareholder, in that company. These transactions and services were at prices generally available from outside sources. Transactions between the parties will take place in 1996.

     In 1989, certain subsidiaries of the Corporation and Tertiary, Inc., a corporation owned by the children of William Eberle, formed three 50/50 partnerships, to manage, develop and operate hotel properties and a subsidiary of the Corporation also invested as a limited partner in one of the operating partnerships. In 1992, Tertiary purchased the Corporation's interest in two of the 50/50 partnerships. At December 31, 1995, there were promissory notes outstanding from certain of the partnerships to subsidiaries of the Corporation totalling $805,000. These notes are due in 1996, however it is anticipated that the maturity dates will be extended.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     At the February 19, 1996 meeting of the Board of Directors and upon the recommendation of the Audit Committee, Price Waterhouse LLP was selected as the Corporation's independent accountants for the year 1996. Representatives of that firm will be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will respond to appropriate questions.

     The Audit Committee held two meetings in 1995 and was comprised of four Directors, William P. Hackney, Alvin G. Keller, Carl H. Pforzheimer, III, and William D. Eberle. None of the Committee members is now, or has within the past five years been, an employee of the Corporation. The Audit Committee reviews the Corporation's accounting and reporting practices, including internal control procedures, and maintains a direct line of communication with the Directors and the independent accountants.

                         SHAREHOLDER PROPOSALS FOR 1997

     Any shareholder who wishes to place a proposal before the next Annual Meeting of Shareholders must submit the proposal to the Corporation's Secretary, at its executive offices, no later than November 13, 1996 to have it considered for inclusion in the proxy statement for the Annual Meeting in 1997.

                                 OTHER MATTERS

     The Board of Directors does not know of any other business that will be presented for action at the Meeting. Should any other matter come before the Meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

                          [LOGO OF AMPCO PITTSBURGH]

--PROXY--                                                           --PROXY--


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  THE UNDERSIGNED hereby appoints Louis Berkman, Robert A. Paul and Ernest
G. Siddons as proxies will full power of substitution, to vote as specified below the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held in The Conference Room, 33rd Floor, USX Tower, Pittsburgh, PA, on Tuesday, April 23, 1996, at 10:00 a.m., and any adjournments thereof and to vote in their discretion on such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY.

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.



--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                             Please mark
                                                             your votes as  [X]
                                                             indicated in
                                                             this example

1. ELECTION OF DIRECTORS:

       FOR       WITHHOLD
   (except as    authority
    directed)   to vote for

       [ ]         [ ]


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line below the names of the nominees for Directors.)

the election of Louis Berkman and Carl H. Pforzheimer, III for a term expiring in 1999.
______________________________________________________________________________



                                     All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

                                        PLEASE DO NOT FOLD, STAPLE OR DAMAGE.



SIGNATURE(S)                      SIGNATURE(S)                 DATE
            ---------------------             ----------------     ------------

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts, each owner must sign.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE